                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mexican Restaurants, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Mexican Restaurants, Inc. relating to the 2005 Long Term Incentive Plan of our report dated March 28, 2005, with respect to the consolidated balance sheets of Mexican Restaurants, Inc. as of January 2, 2005 and December 28, 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 2, 2005 which report appears in the January 2, 2005 annual report on Form 10-K of Mexican Restaurants, Inc.


                                        /s/ KPMG LLP

Houston, Texas
November 30, 2005